FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD SECOND-QUARTER 2011 RESULTS

Company Increases 2011 Guidance

PROVO, Utah—Aug. 2, 2011—Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record second-quarter results, with revenue of $424.4 million, a 9 percent improvement over the prior-year period. Quarterly revenue was positively impacted 8 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.65, a 30 percent improvement over the prior year.

“We are pleased with our second-quarter results and are confident that our performance keeps us on track for another strong year,” said Truman Hunt, president and chief executive officer. “We continue to fuel our momentum by attracting new distributors, leveraging our exclusive ageLOC product portfolio, focusing on growth in our emerging markets, and consistently improving profitability and shareholder value. We are also looking forward to the fall introduction of additional anti-aging products, which we anticipate will continue to drive consumer demand and steady business growth.”

Regional Results

North Asia. Second-quarter revenue in North Asia grew 12 percent to $183.1 million, compared to $164.1 million for the same period in 2010. Revenue was positively impacted 11 percent by foreign currency fluctuations. Local-currency revenue in South Korea increased 25 percent. As expected, Japan reported a 10 percent year-over-year decline, largely due to the impact of the natural disasters in March. The number of executive distributors in the region was up 6 percent and the number of active distributors was up 1 percent compared to the prior year.

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Nu Skin Enterprises, Inc.
Aug. 2, 2011

Greater China. Revenue in Greater China declined 2 percent to $79.4 million for the quarter and was positively impacted 6 percent by foreign currency fluctuations. The decline was due to a very significant ageLOC product launch in the second quarter of 2010 that boosted revenue by approximately $25 million, contributing to a 53 percent increase reported in the prior year. Local-currency revenue in Mainland China improved 77 percent, Taiwan was down 8 percent and Hong Kong experienced a 61 percent decline. Individual market comparisons for the quarter were impacted by regional convention sales in Hong Kong in the prior year. Both the executive and active distributor numbers increased 14 percent compared to the prior-year period.

Americas. Second-quarter revenue in the Americas was $59.8 million, compared to $62.4 million for the prior-year period. Revenue in the United States and Canada declined 6 and 14 percent, respectively, while Latin America improved 21 percent. The number of executive distributors in the region declined 6 percent compared to the prior year, while the number of active distributors declined 2 percent.

South Asia/Pacific. Revenue in South Asia/Pacific was $59.2 million for the second quarter, a 29 percent improvement over the prior year. Regional results were positively impacted 11 percent by foreign currency fluctuations. The region’s second-quarter executive count improved 24 percent and the active distributor count increased 23 percent.

Europe. Quarterly revenue in Europe was $42.9 million, a 22 percent improvement over the prior-year period. Results in the region were positively impacted approximately 14 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 7 and 8 percent, respectively, compared to the prior year.

Operational Performance
The company’s operating margin improved to a record level of 15.6 percent, compared to 15.2 percent in the prior year. The company’s gross margin in the second quarter was 83.2 percent, a 70 basis-point improvement as a result of foreign currency benefits and supply chain efficiencies. Selling expenses, as a percent of revenue, were 43.2 percent in the second quarter, an increase of 180 basis points. Selling expenses in the prior year were unusually low because of non-commissionable convention fees and sales aid revenue. In addition, selling expenses increased in the current period as a result of a higher number of distributors qualifying for promotional sales incentives, as well as initiatives to support distributors impacted by the natural disasters in Japan. General and administrative expenses, as a percent of revenue, were 24.4 percent, improving 140 basis-points over the prior year as the company continues to benefit from increased efficiencies. Other expense was $0.1 million compared to $7.3 million in the prior year.

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Nu Skin Enterprises, Inc.
Aug. 2, 2011

The company’s income tax rate for the quarter was 36.7 percent. Dividend payments during the quarter were $8.4 million and the company repurchased $11.8 million of its outstanding shares.

Outlook

“Our strong first-half performance has laid the foundation for what we believe will be a solid second half of 2011,” said Hunt. “We anticipate the largest product launch in our history when we introduce new ageLOC products at our global distributor convention in October.

“We also continue to have high expectations for continued growth in emerging markets, particularly Mainland China and South Asia. These markets are becoming more meaningful to our global business, providing geographic diversity and long-term opportunity. Our established markets are performing as expected, with a positive trend improvement in the United States, and with Japan in-line with our guidance following the natural disasters.

“Our operating margin improvements and strong cash generation reflect continued management focus on profitability. These improvements led to our mid-year 19 percent dividend increase. We believe we are ahead of schedule on our plan to reach $4.00 earnings per share by 2015,” concluded Hunt.

“With favorable foreign currency movements and our anticipation for a strong back half of the year, we are increasing our 2011 projected revenue to $1.655 to $1.675 billion and earnings per share to $2.06 to $2.14, or $2.38 to $2.46 when excluding the Japan customs charge of $0.32 taken in the first quarter,” said Ritch Wood, chief financial officer. “For the third quarter, we project revenue of $405 to $415 million assuming a currency benefit of approximately 5 percent, and earnings per share in the $0.58 to $0.61 range.”

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Nu Skin Enterprises, Inc.
Aug. 2, 2011

The company’s management will host a webcast with the investment community on Aug. 2, at 1 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Aug. 19.

About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC suite of products including the ageLOC Transformation daily skin care system, ageLOC Future Serum and the ageLOC Edition Galvanic Spa® System II, as well as the ageLOC Vitality nutritional supplement. A global direct selling company, Nu Skin operates in 52 markets worldwide and has more than 825,000 independent distributors. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Aug. 2, 2011

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies and new products; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: (a) risks related to general disruption and market conditions following the recent disasters in Japan and the risk that the resulting impact on the company’s operations in that market and on the ability of the company’s distributors to maintain their business and sponsoring activities may negatively impact our revenues more than anticipated; (b) challenging economic conditions globally; (c) risk of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (d) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (e) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (f) risks associated with increased general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors; (g) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (h) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (i) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (j) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; and (k) continued competitive pressures in the company’s markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Aug. 2, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2011 and 2010
(in thousands, except per share amounts)

	2011	2010
Revenue:
North Asia	$183,097	$164,105
Greater China	79,404	80,642
Americas	59,805	62,389
South Asia/Pacific	59,212	45,938
Europe	42,908	35,288

Total revenue	424,426	388,362

Cost of sales	71,168	67,937

Gross profit	353,258	320,425

Operating expenses:
Selling expenses	183,500	160,739
General and administrative expenses	103,712	100,525
Total operating expenses	287,212	261,264

Operating income	66,046	59,161

Other income (expense), net	(127)	(7,287)
Income before provision for income taxes	65,919	51,874
Provision for income taxes	24,218	19,482

Net income	$41,701	$32,392

Net income per share:
Basic	$0.67	$0.51
Diluted	$0.65	$0.50

Weighted average common shares outstanding:
Basic	61,806	62,919
Diluted	64,193	65,072

Nu Skin Enterprises, Inc.
Aug. 2, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2011 and 2010
(in thousands, except per share amounts)

	2011		2010
Revenue:
North Asia	$362,531		$334,966
Greater China	147,997		138,327
Americas	115,684		124,843
South Asia/Pacific	109,158		81,282
Europe	84,901		73,068

Total revenue	820,271		752,486

Cost of sales	171,822	(1)	132,770

Gross profit	648,449		619,716

Operating expenses:
Selling expenses	352,642		315,001
General and administrative expenses	204,854		199,437
Total operating expenses	557,496		514,438

Operating income	90,953		105,278

Other income (expense), net	(549)		(6,673)
Income before provision for income taxes	90,404		98,605
Provision for income taxes	33,395		35,173

Net income	$57,009		$63,432

Net income per share:
Basic	$0.92		$1.01
Diluted	$0.89		$0.98

Weighted average common shares outstanding:
Basic	61,817		62,698
Diluted	64,177		64,904

(1) Includes $32.8 million related to an adverse decision in the Japan customs litigation.

Nu Skin Enterprises, Inc.
Aug. 2, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$233,403	$230,337
Accounts receivable	32,885	25,701
Inventories, net	108,431	114,475
Prepaid expenses and other	58,831	52,013
	433,550	422,526

Property and equipment, net	138,981	133,722
Goodwill	112,446	112,446
Other intangible assets, net	75,317	78,270
Other assets	127,909	145,260
Total assets	$888,203	$892,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,620	$25,480
Accrued expenses	125,500	146,108
Current portion of long-term debt	27,972	27,865
Related party payable	─	16,995
	182,092	216,448

Long-term debt	118,287	133,013
Other liabilities	79,565	71,514
Total liabilities	379,944	420,975

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	271,957	256,505
Treasury stock, at cost	(500,063)	(476,748)
Retained earnings	790,236	749,940
Accumulated other comprehensive loss	(53,962)	(58,539)
	508,259	471,249
Total liabilities and stockholders’ equity	$888,203	$892,224

Nu Skin Enterprises, Inc.
Aug. 2, 2011

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of June 30, 2011		As of June 30, 2010		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	331,000	15,127	327,000	14,286	1.2%	5.9%
Greater China	130,000	9,580	114,000	8,398	14.0%	14.1%
Americas	165,000	5,185	169,000	5,528	(2.4%)	(6.2%)
South Asia/Pacific	91,000	4,499	74,000	3,630	23.0%	23.9%
Europe	110,000	3,917	102,000	3,664	7.8%	6.9%

Total	827,000	38,308	786,000	35,506	5.2%	7.9%

*Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.